Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2026 SECOND QUARTER

AND SIX-MONTH RESULTS

IRVINE, CA, January 29, 2026 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2026 second quarter ended December 31, 2025. The Company also filed its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2026 with the Securities and Exchange Commission today.

Quarter Ended December 31, 2025

Net sales for the three months ended December 31, 2025, increased $1.9 million, or 11%, to $18.7 million from $16.8 million for the three months ended December 31, 2024, primarily due to an increase in shipments in the amount of $7.3 million of our largest customer’s next generation orthopedic handpiece offset by a decrease of $4.8 million of their legacy handpiece as well as a decrease in repair revenue of $1.7 million similarly generated from our largest customer. We also shipped $1.3 million more of our CMF drivers and batteries to various distributors during the three months ended December 31, 2025 as compared to the corresponding period of the prior fiscal year.

Gross profit for the three months ended December 31, 2025, increased $671,000, or 13%, to $5.7 million from $5.1 million for the same period in fiscal 2025. Gross margin increased by 1 percentage point to 31% for the three months ended December 31, 2025, compared to 30% for the corresponding period of the prior fiscal year. The improvement in gross margin is primarily due to increased sales and favorable product mix.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended December 31, 2025, increased $104,000, or 4%, to $2.5 million compared to $2.4 million in the prior fiscal year’s corresponding quarter, reflecting increases in selling, general and administrative expenses mostly due to higher personnel related expenses offset by lower research and development expenditures.

Operating income for the quarter ended December 31, 2025, increased $567,000, or 21%, to $3.3 million compared to $2.7 million for the prior fiscal year’s corresponding quarter. The increase is attributable to higher sales and improved gross margins.

Net income for the quarter ended December 31, 2025, was $2.2 million or $0.66 per diluted share, compared to $2.0 million, or $0.61 per diluted share, for the corresponding quarter in fiscal 2025.

Six Months Ended December 31, 2025

Net sales for the six months ended December 31, 2025, increased $5.5 million, or 17%, to $37.2 million from $31.7 million for the six months ended December 31, 2024, due primarily to $11.9 million in shipments of the newest generation handpiece we sell our largest customer offset by a decrease of $5.0 million of their legacy handpiece and $3.0 million in decreased repair revenue from their legacy handpiece. We also shipped $1.9 million more of our CMF drivers and batteries to various distributors during the six months ended December 31, 2025, compared to the corresponding period of the prior fiscal year.

Gross profit for the six months ended December 31, 2025, increased $889,000, or 9%, compared to the same period in fiscal 2025 due to increased sales. Our gross margin decreased by 2 percentage points to 30% for the six months ended December 31, 2025, compared to 32% for the corresponding period of the prior fiscal year mostly as a result of a less favorable product mix.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the six months ended December 31, 2025, increased $226,000, or 5%, to $4.7 million compared to $4.5 million in the prior fiscal year’s corresponding period. The increase is related to increased selling, general and administrative expenses mostly due to higher personnel-related expenses offset by a decrease in research and development costs.

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Operating income for six months ended December 31, 2025, increased $663,000, or 12%, to $6.4 million compared to $5.7 million for the corresponding period of the prior fiscal year. The increase in operating income is attributable to higher sales and gross profit offset by the higher operating expenses described above.

Net income for the six months ended December 31, 2025, was $6.9 million or $2.07 per diluted share, compared to net income of $4.5 million or $1.33 per diluted share for the six months ended December 31, 2024. Our net income for the six months ended December 31, 2025, contains a $6.8 million realized gain offset by the reversal of $3.2 million in unrealized gains recorded in the first quarter of fiscal 2026 related to our investment in Monogram Technologies, Inc. which was acquired by Zimmer Biomet Holdings, Inc. during our second fiscal quarter.

CEO Comments

“We are pleased with our second quarter and year-to-date results.” said Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer. “Additionally, as we previously announced, our three-year contract extension with our largest customer provides the foundation for our continued future growth for the next three years and beyond.” Mr. Van Kirk continued, “We expect to complete an acquisition of a local machine shop which is also a current significant supplier of ours in the near term and, while it may not be immediately accretive to our earnings, it will secure additional capacity and manufacturing technology as we continue to grow.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Additionally, we provide engineering, quality, and regulatory consulting services to our customers. Pro-Dex, Inc. also sells rotary air motors to a wide range of industries; however, these air motors comprise a de minimis portion of our business. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance, as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, including, without limitation, statements concerning future growth and the anticipated acquisition referenced above, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 31, 2025	June 30, 2025
ASSETS
Current assets:
Cash and cash equivalents	$7,953	$419
Investments	864	6,740
Accounts receivable, net of allowance for expected credit losses of $19 and $0 at December 31, 2025 and at June 30, 2025, respectively	17,883	16,433
Deferred costs	174	24
Inventory	21,710	22,213
Income tax receivable	266	1,056
Prepaid expenses and other current assets	336	410
Total current assets	49,186	47,295
Land and building, net	6,015	6,061
Equipment and leasehold improvements, net	4,757	5,153
Right-of-use asset, net	830	1,050
Intangibles, net	12	26
Deferred income taxes, net	1,277	1,415
Investments	135	148
Other assets	44	44
Total assets	$62,256	$61,192

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,111	$4,614
Accrued liabilities	4,258	3,479
Income taxes payable	1,200	186
Deferred revenue	163	202
Notes payable	2,469	6,148
Total current liabilities	12,201	14,629
Lease liability, net of current portion	419	685
Notes payable, net of current portion	8,005	9,246
Total non-current liabilities	8,424	9,931
Total liabilities	20,625	24,560
Shareholders’ equity:
Common stock; no par value; 50,000,000 shares authorized; 3,209,732 and 3,261,043 shares issued and outstanding at December 31, 2025 and June 30, 2025, respectively	—	704
Retained earnings	41,631	35,928
Total shareholders’ equity	41,631	36,632
Total liabilities and shareholders’ equity	$62,256	$61,192

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PRO-DEX, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2025	2024	2025	2024

Net sales	$18,663	$16,793	$37,194	$31,686
Cost of sales	12,920	11,721	26,083	21,464
Gross profit	5,743	5,072	11,111	10,222

Operating expenses:
Selling, general and administrative expenses	1,750	1,438	3,241	2,733
Research and development costs	734	942	1,502	1,784
Total operating expenses	2,484	2,380	4,743	4,517
Operating income	3,259	2,692	6,368	5,705

Other income (expense), net:
Interest expense	(141)	(204)	(341)	(357)
Gain (loss) on marketable equity investments, net	(250)	77	3,049	510
Interest and other income	60	21	74	46
Total other income (expense)	(331)	(106)	2,782	199

Income before income taxes	2,928	2,586	9,150	5,904
Provision for income taxes	741	546	2,283	1,398
Net income	$2,187	$2,040	$6,867	$4,506

Basic and diluted net income per share:
Basic net income per share	$0.67	$0.63	$2.11	$1.36
Diluted net income per share	$0.66	$0.61	$2.07	$1.33

Weighted-average common shares outstanding:
Basic	3,249,260	3,261,145	3,255,507	3,314,207
Diluted	3,304,042	3,337,337	3,317,777	3,378,862
Common shares outstanding	3,209,732	3,260,390	3,209,732	3,260,390

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